EXHIBIT 99.1

News

Merisel, Inc. Announces Closing of Transaction Redeeming Convertible Preferred Stock
•	Redeems 346,163 shares of outstanding preferred stock and issues 140,000 shares of new Series A Preferred Stock reducing outstanding preferred stock by $20.6 million
•	Tender offer minimum price established at $1.25 per share for next two years

New York, New York – February 7, 2011 – Merisel, Inc. (OTC: MSEL.pk), a leading provider of visual communications and brand imaging solutions to the consumer products, retail, advertising and entertainment industries, today announced that it has closed the previously announced transaction reducing the amount of its outstanding preferred stock by $20.6 million through the redemption of all 346,163 shares of Convertible Preferred Stock, with a preference of $34.6 million, held by Phoenix Acquisition Company II, L.L.C. (“Phoenix”), a wholly-owned subsidiary of Stonington Capital Appreciation 1994 Fund, L.P.  As announced on January 19, 2011, the redemption price was $3.5 million plus the issuance to Phoenix of 140,000 shares of the Company’s new Series A Preferred Stock, at an original issue price of $100 per share.  At the conclusion of the transaction, Phoenix held 100% of the Company’s Series A Preferred Stock and continues to own 69.3% of the Company’s outstanding common stock.

“I am pleased that we have successfully completed this important transaction,” stated Donald R. Uzzi, Chairman and CEO of Merisel, Inc.  “This transaction improves our capital structure in a way that enables the common shareholder to gain greater value from Merisel’s improving performance.  The entire Merisel team and I are committed to enhancing shareholder value,” said Mr. Uzzi.

The transaction was completed pursuant to the terms of the Redemption Agreement entered into on January 19, 2011 between the Company and Phoenix.  The Company also entered into a Registration Rights Agreement with Phoenix, for both the Series A Preferred Stock and the Company’s common stock owned by Phoenix, along with an amendment to the September 19, 1997 Stock and Note Purchase Agreement between Phoenix and the Company which eliminates a “tagalong” provision for other common stockholders.  The Redemption Agreement sets, for two years following the closing date, a $1.25 per share minimum purchase price for a tender offer for common stock of the Company by Phoenix or a purchaser of Phoenix’s common or preferred stock.

The Certificate of Designation executed by the Company and filed on February 4, 2011 designates 360,000 shares of the Company’s preferred stock, par value $.01 per share, as Series A Preferred Stock.  The Series A Preferred Stock will receive cumulative annual cash or stock dividends at the rate of 12% per annum, payable quarterly in arrears and accruing regardless of whether they are declared by the Company’s Board or funds are legally available to pay them.

Additional information on the transaction is provided in the Company’s Current Report on Form 8-K filed on February 7, 2011 with the Securities and Exchange Commission.

Merisel and the Company’s Special Committee were advised by CoveView Advisors LLC.  Herrick, Feinstein LLP acted as counsel to the Special Committee, and Rosner & Napierala, LLP provided legal advice to the Company.  Shearman & Sterling LLP acted as legal counsel to Phoenix Acquisition Company II, L.L.C. and Stonington Capital Appreciation 1994 Fund, L.P.

About Merisel
Merisel, headquartered in New York, N.Y., is a leading visual communications and brand imaging solutions provider to its clients. Merisel provides a broad portfolio of digital and graphic services to clients in the retail, manufacturing, beverage, cosmetic, advertising, entertainment and consumer packaged goods industries. These solutions are delivered to clients through its portfolio companies: ColorEdge, Crush Creative, Comp 24, and Fuel Digital. In March 2010, Crush Creative and Fuel Digital were consolidated under the ColorEdge brand. Merisel has sales offices in New York City, Atlanta, Los Angeles, and Portland, Oregon, and production facilities in New York, New Jersey, Atlanta and Los Angeles to ensure the highest quality solutions and services to its clients. Learn more at www.merisel.com.

Contact:
Victor Cisario
(212) 502-6545
victor.cisario@merisel.com

Cautionary Statement

This press release contains forward-looking statements that involve risks and uncertainties concerning Merisel's expectations for future performance (including without limitation the quotations from management in this press release). In this context, forward-looking statements often address Merisel’s expected future business and financial performance and financial condition, and often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "see," or "will." Any such forward-looking statements are inherently speculative and are based on currently available information, operating plans and projections about future events and trends. As such, these statements are subject to numerous risks and uncertainties that include, among others, the impact of management and organizational changes, the implementation of ongoing strategic and cost initiatives, changes in and a dependence on key personnel, the outcome of pending legal proceedings, the severity and duration of the current economic conditions and changes in economic conditions. These uncertainties may cause Merisel’s actual future results to be materially different than those expressed in such forward-looking statements. All information set forth in this press release is as of February 7, 2011. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of the press release. The Company undertakes no obligation to update any such forward-looking statements. More information about the potential factors that could affect Merisel’s business and financial results is included in the Company's Annual Report on Form 10-K for the year ended December 31, 2009, which is on file with the SEC and available on the SEC’s website at www.sec.gov.